Exhibit 99.1

Contacts:
Linda Lennox	Meara Murphy
Lantheus Medical Imaging	Lantheus Medical Imaging
Office: 978-671-8854	Office: 978-671-8508
Cell: 978-995-5698	Cell: 978-408-3803

LANTHEUS MEDICAL IMAGING ANNOUNCES PROMOTION OF JEFFREY YOUNG TO VICE PRESIDENT, FINANCE

No. BILLERICA, Mass. (July 26, 2011) — Lantheus Medical Imaging, Inc., a worldwide leader in diagnostic imaging, today announced the promotion of Jeffrey Young to Vice President, Finance and Chief Accounting Officer. He joined the Company in the fall of 2008 as Global Controller. In his new role and as a member of the Executive Leadership Team, Mr. Young will manage all aspects of the Company’s finance, accounting, management and SEC reporting, treasury and other functions. Mr. Young will continue to report to Robert Gaffey, Lantheus’ Chief Financial Officer.

“In just a short time, Jeff has proven himself to be an invaluable member of the finance team and I am pleased to announce his well-deserved promotion,” said Don Kiepert, President and Chief Executive Officer of Lantheus Medical Imaging. “Jeff will be a critical member of our executive team as we execute our corporate strategy and achieve new milestones for Lantheus.”

Prior to joining Lantheus, Mr. Young spent several years at Critical Therapeutics, a biopharmaceutical company, most recently as Chief Accounting Officer, Vice President of Finance and Treasurer. Mr. Young also held positions of increasing responsibility at PerkinElmer and PricewaterhouseCoopers. Mr. Young is a CPA and earned a B.S. in Business Administration from Georgetown University.

About Lantheus Medical Imaging, Inc.
Lantheus Medical Imaging, Inc., a worldwide leader in diagnostic medicine for more than 50 years, is dedicated to creating and providing pioneering medical imaging solutions to improve the treatment of human disease. The company’s proven success in discovering, developing and commercializing innovative medical imaging agents provides a strong platform from which to bring forward breakthrough new tools for the diagnosis and management of disease. Lantheus imaging products include the echocardiography contrast agent DEFINITY® Vial for (Perflutren Lipid Microsphere) Injectable Suspension, ABLAVAR® (gadofosveset trisodium), a first-in-class magnetic resonance agent indicated for the evaluation of aortoiliac occlusive disease in adults with known or suspected peripheral vascular disease, TechneLite® (Technetium Tc99m Generator), Cardiolite® (Kit for the Preparation of Technetium Tc99m Sestamibi for Injection), and Thallium 201 (Thallous Chloride Tl 201 Injection). Lantheus has approximately 600 employees worldwide with headquarters in North Billerica, Massachusetts, and offices in Puerto Rico, Canada and Australia. For more information, visit www.lantheus.com.

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